EXHIBIT 99

SEA CONTAINERS PROVIDES UPDATE ON FINANCIAL CONDITION AND ON GNER’S OPERATING PERFORMANCE

•                                          Sale of Silja ferry business completed; sale of remaining ferry assets progressing well.

•                                          Total debt reduced by $648 million since December 31, 2005.

•                                          Free cash of $80 million available at July 31, 2006 for operational requirements.

•                                          Container Division refinancing underway.

•                                          GE SeaCo maintaining high utilization and satisfactory performance.

•                                          GNER underperforming original franchise expectations.

•                                          Sea Containers will shortly begin active discussions with financial stakeholders on restructuring process.

Hamilton, Bermuda, August 11, 2006.  Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com) announced today certain information regarding the Company’s operations and financial position including the performance of its subsidiary Great North Eastern Railway (“GNER”).  The Company has not yet completed its 2005 annual report on SEC Form 10-K or its first and second 2006 quarterly reports on SEC Form 10-Q.

Commenting on Sea Containers’ current financial position, Bob MacKenzie, President and Chief Executive Officer, said: “Our priority is to tackle the underperforming operations, simplify and reduce the cost base and place the Company on a sound footing through necessary financial restructuring. GNER in particular faces significant challenges, as outlined below, and I believe the original projections for the franchise now appear optimistic. I intend to devote attention over the coming months to address this situation, spending time in the business and with the UK Government’s Department for Transport.

“Armed with the business plan which the Company has prepared over the past few months, we are now able to engage in dialogue with financial stakeholders and embark on the active phase of our restructuring program. We are pleased to have achieved the sale of Silja within the desired timeframe and that the disposal of other ferry and non-core assets is well underway. Both partners in the GE SeaCo joint venture are firmly focused on improving the competitiveness through reduced cost and improved technology. But the anticipation that we will not be able to pay the senior notes due on October 15, 2006 unless we have adequate working capital and can be sure of our ability to pay the other public notes maturing in subsequent years, puts a critical time pressure on the restructuring process. Although the seas are rough, we are navigating a route through this.”

Cash Flow during the First Six Months of 2006

The table below summarizes Sea Containers’ sources and uses of cash during the first six months of 2006 and 2005.  This financial information is unaudited, is derived from the Company’s management accounts and, while the Company believes the information is materially accurate, is subject to possible future amendment.

Sea Containers’ total consolidated cash position at June 30, 2006 was $178 million.  Of this amount, approximately $79 million was restricted as security for obligations to third parties, and approximately $57 million was held in subsidiaries and could not be remitted back to the Company for various legal, regulatory or bank covenant reasons.  The combined $136 million ($79 million restricted plus $57 million not readily available) is described herein as “unavailable cash”.

The remaining $42 million at June 30, 2006 is described as “free cash”.  The Company has not applied this free cash to retire its public notes (see further below) and is treating it as available to meet ongoing operating requirements.  Management regards the measure of free cash as a useful indicator of liquidity while progressing its financial restructuring plans.

Selected Cash Flow Data

$ million

	Six months	Six months
	to June 30,	to June 30,
	2006	2005
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net cash (used in) provided by operating activities	(88)	(46)

Cash flows from investing activities
Purchase of fixed assets	(31)	(34)
Acquisitions and investments, net of cash acquired	—	(1)
(Increase) in restricted cash	(51)	(6)
Proceeds from sale of fixed assets	52	7
Proceeds from sale of shares in OEH	—	109
Net cash provided by (used in) investing activities	(30)	75

Cash flows from financing activities
Repayment of long term debt	(74)	(76)
Working capital facilities and re-drawable loans	—	27
Issuance of long term debt	12	10
Debt repaid on sale of assets	(48)	—
Proceeds from issuance of shares	—	40
Redemption of preference shares	—	(15)
Payment of dividends	—	(2)
Net cash (used in) provided by financing activities	(110)	(16)

Effect of exchange rate changes on cash and cash equivalents	—	(8)

(Decrease) increase in cash and cash equivalents	(228)	5

Cash and cash equivalents, beginning of period	327	129

Cash and cash equivalents, end of period	99	134

Cash and cash equivalents, end of period	99	134
Restricted cash, end of period	79	23
Total, end of period	178	157

The decrease in cash and cash equivalents during the first six months of 2006 compared to the corresponding period in 2005 reflects, among other things:

Net cash used in/provided by operating activities

•                                          Silja had a cash outflow of $7 million during the first six months of 2006, compared with an outflow of $9 million during the corresponding period in 2005, reflecting improved vessel cost control.

•                                          The rest of ferry division had a cash outflow of $20 million during the first six months of 2006, compared with an outflow of $31 million during the corresponding period in 2005.  The improvement is substantially attributable to the closure of Hoverspeed in late 2005.

•                                          Rail division had a cash outflow of $33 million during the first six months of 2006, compared with an outflow of $1 million during the corresponding period in 2005. It should be noted that the first four months of 2005 were under the expired GNER franchise so that the first six months of 2005 are not directly comparable with the first six months of 2006. Further information on GNER operating performance during the first 14 months of the new franchise is provided below.

•                                          Container division had a cash inflow of $17 million during the first six months of 2006, of which $10 million is included in cash flow from operating activities and $7 million was paid directly into the Company’s restricted bank accounts and is thus not reflected in the above cash flow.  The aggregate $17 million compares to an inflow of $22 million during the corresponding period of 2005.  Receipts from containers owned and leased out by Sea Containers outside of the GE SeaCo joint venture were down by $2 million as this fleet ages and reduces in size.  Receipts from containers owned by Sea Containers and leased out by GE SeaCo were stable.  Container factories and depots were down by $3 million partly through reduced trading and partly through cash timing differences.

•                                          The cash outflow related to corporate expenses, including restructuring costs and interest, was $38 million during the first six months of 2006, compared with an outflow of $35 million during the corresponding period of 2005.  This deterioration is attributable to costs of the Company’s ongoing restructuring program partially offset by lower net interest expense due to debt repaid.

•                                          In the above table the $46 million net cash used in operating activities for the six months to June 30, 2005 excludes the $8 million effect of exchange rate changes which are separately disclosed on the face of the cash flow statement.  The effect of exchange rate changes for the six months to June 30, 2006 has not been determined and is therefore not separately classified in the above table.

Equity investment in GE SeaCo

•                                          The Company accounts for its holding in GE SeaCo on an equity basis because this joint venture with GE Capital is not controlled by Sea Containers. GE SeaCo paid no dividends during the periods covered in the table above which, accordingly, does not reflect any portion of the cash flow generated by GE SeaCo’s owned containers. Dividend policy of GE SeaCo is determined by its Board of Managers on which Sea Containers has four representatives and GE Capital has five representatives.  At present, GE SeaCo uses its cash flow for operations and to invest in new container equipment.

GE SeaCo continues to operate in strong international container leasing markets and maintains high utilization rates of its container fleet.  Following the settlement of the arbitration between Sea Containers and GE Capital, GE SeaCo management is focussing on reducing the joint venture’s SG&A costs and completing the implementation of new operating and financial IT systems.  These steps will enhance the competitiveness of GE SeaCo which is already a market leader in dry and refrigerated container leasing.

Purchase of fixed assets

•                                          Fixed asset purchases of $31 million were $3 million less during the first six months of 2006, compared with the corresponding period in 2005.  Of the 2006 amount, $6 million was attributable to rail division, $6 million to container division and $19 million to ferry division.  The latter included $12 million of capital expenditures in Silja for the upgrade of two vessels, the Serenade and Symphony.

Sale of fixed assets

•                                          Asset sale proceeds during the first six months of 2006 were $52 million, including $48 million from the sale of three vessels (Walrus, SuperSeaCat 1 and Rapide).  These ship sale proceeds were used to repay debt secured by these vessels and are included as cash outflow from financing activities.  In addition, $4 million was received from the sale of containers.

•                                          Asset sale proceeds during the first six months of 2005 were $7 million, all of which related to sale of containers.

Increase in restricted cash

•                                          The Company’s restricted cash increased by $58 million in the six months to June 30, 2006.  This arose within two separate container loan facilities; $51 million is shown separately in the above table and described further below, and $7 million is described within the explanation for container division cash flows above.

Repayment of long term debt

•                                          This relates to scheduled debt repayment on secured bank debt.

Issuance of long term debt

•                                          Financing of capital expenditures in 2006 of $12 million was attributable to planned station enhancement programs by GNER, required under the terms of its new franchise agreement.

Cash Balances at July 31, 2006

At July 31, 2006, the Company’s total cash was approximately $144 million, a reduction of $34 million from total cash of $178 million at June 30, 2006.  Of the $144 million at July 31, 2006, $64 million was unavailable cash and $80 million was free cash, as defined above.  Unavailable cash has therefore reduced by $72 million, and free cash has increased by $38 million.

The reduction in unavailable cash reflected principally the application of restricted cash of $51 million to repay partially one of the Company’s secured container debt facilities (see Outstanding Debt below).  A further $7 million was paid from restricted cash to repay partially a second secured container debt facility.  In addition, there was a release from unavailable cash to free cash of $14 million held within Silja on completion of the sale.

The main contribution to the increase in free cash during July was $65 million from the sale of Silja (including the $14 million cash release referred to above), offset by payment of $14 million to settle the GE SeaCo arbitration with GE Capital and a $13 million net outflow for operating, interest and capital expenditure payments.

Status of Ferry Sales

As announced on July 19, 2006, the Company completed the sale of its Baltic ferry subsidiary Silja Oy Ab and the six vessels deployed on Silja’s core routes.

As noted above, Sea Containers has separately completed the sale of the Walrus, Rapide and SuperSeaCat 1 for a total of $48 million, all of which was used to repay debt secured by the vessels.  The Company’s remaining ferries are as follows:

Vessel	Approximate Passenger capacity	Approximate Car/freight capacity	Location	Operating status

SeaCat Scotland	430	85 cars	Sunderland, UK	Laid up

SeaCat France	430	85 cars	Tilbury, UK	Laid up

PescaraJet	450	85 cars	Italy	Chartered to Adriatic Sea JV

SpeedRunner 1	570	85 cars	Greece	Chartered to Mediterranean Sea JV

SuperSeaCat 2	800	175 cars	Isle of Man	Chartered to IOM Steam Packet Co

SuperSeaCat 3	800	175 cars	Finland	Trading Helsinki-Tallinn

SuperSeaCat 4	800	175 cars	Finland	Trading Helsinki-Tallinn

Diamant	675	140 cars	Spain	Chartered to Eurolineas

Finnjet	1,780	50 trailers/395 cars	Freeport, Bahamas	Laid up

Opera	1,390	n/a	Tilbury, UK	Laid up

The foregoing table does not include the four passenger-only vessels on charter to SeaStreak, the commuter ferry service provided by Sea Containers in New York Harbor.  Discussions regarding the sale of SeaStreak are ongoing with a number of interested parties.

Sea Containers is continuing its efforts to sell its remaining ferry assets and businesses and is in active dialogue with a number of parties regarding the sale of several of its vessels.  To maximize value, the Company may decide to continue operating or chartering certain vessels for a period of time before ultimately selling them.  The Company estimates that the ferry vessels shown in the table above are presently valued in a range $127 million to $137 million.  Realized sale values may differ from these estimates.

Outstanding Debt

At July 31, 2006, Sea Containers had $610 million of consolidated debt outstanding associated with the following businesses:

$ million, unaudited
Rail (largely GNER)	15
Containers	140
Ferries	68
Public Notes	385
Other	2
Total	610

In addition to the outstanding debt to financial institutions and public noteholders shown above, the Company has a $20 million unsecured liability to a shipyard which is due for payment by September 29, 2006.

Except for GNER, the Company is either the primary obligor or the guarantor of substantially all of this outstanding debt.  Further information regarding Sea Containers’ financial support of GNER is provided below.

Pursuant to a forbearance agreement signed earlier this year with one of its container banking syndicates, the Company formally granted a security interest over cash balances held on deposit with the banks over which the banks had legal rights of set off.  The Company further agreed in exchange for continued forbearance to apply the pledged cash, after the completion of the Silja sale, to repay in part secured debt outstanding to the syndicate.  Accordingly, after Silja was sold, the Company repaid approximately $51 million of debt secured by containers.

The Company is in active discussions with a number of financial institutions to refinance its existing container debt facilities.  The primary purpose of a refinancing would be to replace liquidity used to repay secured container debt following the Silja sale, as described above.

The changes in outstanding debt from December 31, 2005 to July 31, 2006 are as follows:

$ million, unaudited

Opening balance as at December 31, 2005	1,258

Borrowings January 1 – July 31, 2006	12

Repayments on ferry disposals January 1 – July 31, 2006	(551)

Repayments on other bank facilities January 1 – July 31, 2006	(137)

Foreign exchange and other movements January 1 – July 31, 2006	28

Closing balance at July 31, 2006	610

The Company remains in default under many of its secured credit facilities due to breaches of certain financial covenants and other requirements contained in these facilities.  The Company’s secured and other credit facilities also generally include cross-default provisions so that non-compliance with a covenant in one secured credit facility constitutes a default under substantially all other credit facilities.  No lender has taken any action to exercise remedies in respect of any events of default, and the Company is in continuing discussions with its remaining lenders regarding such defaults.

The Company is also in default under various covenants in its public note indentures including failure to apply asset sale proceeds to retire public notes.  As previously announced on June 12, 2006, the Company has not made an “excess proceeds offer” under those indentures to retire public notes.  The Company’s free cash balance at July 31, 2006 of $80 million included the benefit of approximately $100 million of excess proceeds as described in its news release of June 12, 2006.  The Company considers it necessary to retain its free cash resources to fund operations until the completion of its restructuring.  No action has been taken against the Company under the public note indentures.

The Company has prepared a business plan which includes certain strategic and financial alternatives for the Company, including a potential refinancing or permanent restructuring of the Company’s unsecured financial obligations.  The Company has provided financial projections and other information under confidentiality agreements to advisors who act for an ad hoc committee of public note holders and, separately, to advisors for pension trustees.  The Company intends in the next few weeks to begin discussions with these advisors in respect of a potential restructuring of the Company’s unsecured financial obligations.

The Company is due to pay the $115 million principal amount of its 10¾% senior notes on October 15, 2006.  Payment will not be made unless the Company concludes that it will be able to pay in full when due its other public notes maturing in 2008, 2009 and 2012 and all other unsecured creditors, and to retain sufficient working capital.  The interest coupon on the Company’s 7.875% senior notes due on August 15, 2006 will be paid.

Pensions

At December 31, 2005, there were seven material defined benefit pension plans operated by Sea Containers group companies.  At that date, the total funded status (as defined by SFAS No 87) of these plans was an estimated deficit of $110 million, compared with a deficit of $90 million at December 31, 2004.  Since December 31, 2005, the Hoverspeed group of companies has entered into insolvent liquidation proceedings and Sea Containers believes the funding obligation for the Hoverspeed plan does not rest with the Company.  In addition, Sea Containers has disposed of its Silja ferry business including the plan operated by Silja.

As noted above, Sea Containers is exploring a range of strategic and financial alternatives to address financial obligations, including pension liabilities.  Sea Containers estimates that the total claims that might be brought by the pension trustees if the five remaining defined benefit plans currently operated by subsidiaries were terminated could be materially higher in amount than the December 31, 2005 funded status figure shown above.  The Company cautions, however, that no decision regarding termination has been made.

In addition to the above plans, employees of GNER participate in the UK rail industry’s defined benefit pension plan which includes a financially distinct sub-plan attributable to GNER employees.

GNER

The following is a brief overview of the operating results of GNER between the start of its new franchise on

May 1, 2005 and June 30, 2006.  Background information on the new franchise is included below in the notes to this news release.  In summary, GNER has underperformed the financial projections in its franchise plan.  The most important variance to date arises from a shortfall in passenger revenue, but additional pressure on financial performance is expected from higher costs as well.

Passenger Revenue

In the first 14 months of the new franchise to June 30, 2006, several significant events outside GNER’s control have materially adversely affected GNER’s financial results over that period and its future prospects over the franchise period.  These include the terrorist activity in London in July 2005, the decision by the UK Office of Rail Regulation (“ORR”) to allow additional open access operators to compete with GNER, a weakening in the UK GDP growth, significant increases in electricity prices, and improvement in Network Rail’s performance.

Passenger revenue for the period May 1, 2005 to June 30, 2006 was $918 million (£510 million; unaudited).  This represents a 3.3% increase compared to the projected 9.9% increase in the franchise plan, causing passenger revenue to be $60 million (£33 million) lower than projected for the 14 month period.  GNER believes that just more than half of the shortfall is due to the July 2005 terrorist activity in London.  GNER was disproportionately affected by the terrorist activity compared to other UK rail operators due to GNER’s greater dependence on the long-distance travel market to and from London and the focus of the terrorist activity around Kings Cross Station in London.  A claim has been submitted to the UK Department for Transport (“DfT”) for the partial recovery of lost revenue under the force majeure mechanism of the franchise agreement.  This mechanism will not compensate GNER fully, however, and the DfT has not concluded its review of that claim.

GNER expects that its revenue projections may also be materially adversely affected in the future by the ORR’s decision in connection with open access arrangements for competitors, recently upheld by the High Court in London.

Other Issues Relating to GNER

GNER’s ability to meet its original projections will also be materially impacted by the variable infrastructure payments to or from Network Rail, which are largely outside GNER management control.  There are two components.  One relates to payments to GNER by Network Rail for its performance failure or disruption to timetable through planned maintenance work by Network Rail, and the other relates to payments from GNER to Network Rail for providing improved rail infrastructure performance.  Network Rail’s performance is now expected to be better than anticipated in GNER’s franchise plan so that net payments to Network Rail should continue at a higher level than planned.

A further issue which is likely to affect materially GNER’s profitability relates to electricity charges.  These rose in April 2006 by 26%, considerably more than forecast in GNER’s franchise plan.  GNER has also received initial notification that a further 65% increase is likely to occur in April 2007, far in excess of the assumptions made at the time of the bid.  Taken together the 2006 increase and expected 2007 increase would have an average annual cost impact compared with the original franchise plan assumption of approximately $20 million (£11 million) per annum from April 2007.  GNER understands there is a further increase possible in April 2008.

Although GNER management has begun to implement initiatives to reduce aggregate controllable costs, these costs are not sufficiently large to provide scope for improvements which could significantly offset the potential shortfall in profitability relating to the factors described above.  In light of this, GNER currently expects to make a profit or loss result much lower than the net profit margin before tax of 3.75% originally estimated in its plan.  In order to make dividend payments to the Company, GNER must earn distributable profits and also meet certain financial criteria under the franchise agreement.  GNER does not presently expect to make any dividend payments for the short to medium term.

The Company has raised with the DfT the financial impact on GNER of these adverse factors and will discuss them further, although the timing and outcome of these discussions with the DfT are uncertain, as is the future value of the GNER franchise to Sea Containers.

Under the direction of Bob MacKenzie, who becomes Executive Chairman of GNER on August 31, 2006, GNER will continue to seek to grow revenue and reduce operating costs.  In the meantime, GNER continues to exceed its operating performance criteria and delivers excellent customer service.

Financial Support for GNER

Sea Containers is providing certain financial support arrangements for GNER.

Under the franchise agreement, there is a bond in favor of the DfT securing GNER’s performance under the agreement.  This can be used by the DfT in limited circumstances for specific purposes.  A bank has issued the bond pursuant to a facility with GNER which the Company has guaranteed.  The amount of the performance bond is currently $27.5 million (£15.3 million) rising to $51.7 million (£28.7 million) in May 2007.

It is a condition of the franchise that GNER has in place a $54 million (£30 million) standby credit facility during the term of the franchise, callable by GNER in the event of liquidity need.  The Company has provided this facility to GNER, but it is undrawn on the date of this news release.

It is also a condition of the franchise that GNER has an $18 million (£10 million) overdraft facility to provide additional working capital if needed.  This facility is provided by a bank and guaranteed by the Company.  As at the date of this news release no funds had been drawn.

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NOTES

1.                                       The information for the six months ending June 30, 2005 is a summary of the unaudited information set forth in the Company’s Form 10-Q for the quarterly period then ended.  The information for the six months to June 30, 2006 and the month ended July 31, 2006 also is unaudited, is based on the Company’s internal management accounts and is subject to adjustment.  While the Company believes that the information is materially accurate, it may change.  In particular, the effect of exchange rate changes on cash and cash equivalents is shown in this news release under each category rather than shown separately.

2.                                       Management believes the expressions “free cash” and “unavailable cash” are useful measures of liquidity.  They are not terms defined by US generally accepted accounting principles.

3.             Outline of Key GNER Franchise Terms

GNER’s current UK passenger rail franchise, which commenced on May 1, 2005, has an initial term to March 31, 2012, which can be extended to May 2015 if GNER meets prescribed performance targets which are primarily within its control.

The financial model of the franchise when bid and incorporated into the franchise agreement was based on a defined UK government specification and projected a net profit margin before tax of 3.75%.

Given the nature of the franchised rail industry in the UK, the Company believes that over the franchise term net cash flow is close to net profit after tax.  A full payout of distributable profits over the life of the franchise was assumed in the bid.  The franchise requires GNER to meet certain financial criteria before cash distributions to the Company can be made.

3(a)         GNER Revenue Projections

In the original projection, passenger revenue, which constitutes 90% of GNER’s revenue, was forecast to increase between May 1, 2005 and June 30, 2006 by 9.9% versus the previous 11 months.  Total revenue was forecast to increase by 8.6% annually on average over the full life of the franchise which was consistent with GNER’s historic growth rate.  The UK gross domestic product (“GDP”) is a key driver of passenger revenue and this was expected to average 2.5% over the franchise period.

3(b)         GNER Cost Projections

In addition to the franchise premium payable to the UK Department for Transport (“DfT”) for the franchise, there are four main groups of costs in GNER’s operations:

1.                                       Infrastructure – Largely payments to Network Rail, regulated by the UK Office of Rail Regulation (“ORR”), these include fixed and variable track access charges to allow access to the rail network.  These costs are largely predictable over the franchise term with allowances in the franchise agreement for changes made in the rates.  Infrastructure also includes payments for traction electricity which are variable depending on mileage and the market price of electricity acquired by Network Rail on behalf of the industry.

2.                                       Rolling stock – Payments to financial institutions to lease the trains.  These are mainly fixed and highly predictable over the life of the franchise.

3.                                       Performance regime – Payments to/from Network Rail (usually a net cost to the business) driven by the underlying performance of the train service, such as punctuality, and the availability of the rail network.  These costs are largely outside the control of GNER and can vary significantly.

4.                                       Staff and operations – GNER manages staff and operational costs, but only within the prescribed limits set by its commitments to deliver rail services under the franchise agreement, and recognizing the overriding interest of safety.  While these costs presently represent about 45% of total costs, these commitments are prescriptive so that there is only limited opportunity to seek cost savings.

The franchise premium paid to the DfT is higher under the current franchise agreement than the previous franchise.  The payment calculation is set out in the contract, and is effectively fixed for the duration of the franchise.  A revenue share mechanism applies which increases the franchise premium payable if revenue exceeds a specified target.  A revenue support mechanism applies after the fourth year, which reduces the premium payable if revenue falls below a certain level.

The franchise premium payable to the DfT over the 10 year franchise period represents the difference between the forecast revenue and projected costs of the franchise and is payable so as to leave GNER with the annual projected net profit margin before tax of 3.75%, after payment of franchise premium amounts.  These amounts total $3,490 million (£1,940 million) in the aggregate, or approximately $2,300 million (£1,278 million) at net present value using the government’s discount rate of 6.1%.

3(c)         GNER Capital Expenditure

Under the franchise agreement GNER has committed to make a certain amount of investment over the life of the franchise.  GNER also anticipated some discretionary capital expenditure outside of the franchise agreement designed to generate revenue growth or deliver cost savings.  This combined committed and discretionary spend was estimated at $225 million (£125 million) of which a higher proportion are commitments under the franchise agreement.

4.             GNER Exchange Rates

GNER is a company registered in the United Kingdom and reports its financial results in UK pounds sterling.  Sea Containers reports its consolidated financial results in US dollars.  For the purpose of this news release, an exchange rate of $1.80/£ has been used to convert GNER figures to US dollars.  Final results will be reported at the relevant prevailing rate at the time which may differ from the rate used herein.

* * * * *

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding the proposed sale of ferry businesses and assets, proposed refinancing of containers, compliance with public note indentures, financial restructuring, bank waivers, amendments and forbearance agreements, sustainable cash flow, assessment of pension liabilities, implementation of the company’s business plan and the strategic and financial alternatives, negotiations with the UK Department for Transport, and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.

Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, variable fuel and electricity prices, uncertainty of negotiating and completing proposed sale, chartering or disposal transactions on acceptable terms, realization of asset sales proceeds less than related mortgage debt, inadequate sources of capital and unacceptability of proposed finance terms and inability to reduce debt, inability to agree necessary waivers, amendments or forbearance agreements relating to bank lending covenants resulting in bank loan agreement defaults, inability to comply with public note covenants resulting in public note indenture defaults, possible rating agency downgrades of the company and its debt securities, global, regional and industry economic conditions, shifting patterns and levels of regional passenger travel, seasonality and adverse weather conditions, possible lay-up of ships that cannot be sold, chartered out or redeployed and incurrence of lay-up costs, potential incurrence of disposal losses, restructuring charges and asset impairments greater than currently estimated, changes to or termination of pension plans resulting in acceleration of material unfunded pension liabilities, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company with the US Securities and Exchange Commission.

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For further information:

Lisa Barnard

Director of Communications, Sea Containers group of companies

Tel: +44 207 805 5550

Email: lisa.barnard@seacontainers.com

Investor Relations enquiries:

William W. Galvin III, The Galvin Partnership

Tel: +1 (203) 618 9800

Email: wwg@galvinpartners.com